Exhibit 99.1

Dana White, John Elkann and Charlie Songhurst to Join Meta Board of Directors

MENLO PARK, Calif., January 6, 2025 - Meta today announced that Dana White, John Elkann and Charlie Songhurst have been elected to the company's board of directors.

Mark Zuckerberg, Founder and CEO of Meta, said, "Dana, John and Charlie will add a depth of expertise and perspective that will help us tackle the massive opportunities ahead with AI, wearables and the future of human connection."

"I've never been interested in joining a board of directors until I got the offer to join Meta's board. I am a huge believer that social media and AI are the future," said Dana White, President and CEO of UFC®. "I am very excited to join this incredible team and to learn more about this business from the inside. There is nothing I love more than building brands, and I look forward to helping take Meta to the next level."

"I am honored to be able to contribute to the future of one of the most significant companies of the 21st century," said John Elkann, CEO of Exor. "I look forward to bringing my global experience and long-term perspective to the board as Meta continues to shape and push the next frontiers of innovation and technology."

"As part of Meta's advisory group, I've seen firsthand the opportunities to scale new products and grow AI and enterprise capabilities, and I'm honored to be asked to join the board to further this work," said Charlie Songhurst.

Dana White serves as President and CEO of UFC®, the world's leading mixed martial arts organization, and one of the most valuable and globally popular properties in all of sports. White is responsible for the overall strategic direction of UFC's global business, which employs over 600 people across five continents. Under White's leadership, UFC has become a global sport powerhouse, producing more than 40 live events annually in some of the most prestigious arenas around the world, while broadcasting to over 975 million households across more than 170 countries. Over the course of his career, White has received numerous industry and business accolades for his impact and influence in sports. Most recently, White was named one of the most influential figures in sports by Sports Illustrated (2023) and Sports Business Journal (2024), as well as one of the most influential executives in media by Variety (2024).

John Elkann is CEO of Exor, one of the largest European investment companies, controlled by the Agnelli family. He is also Executive Chair of Ferrari and Stellantis. He began his professional career in 2001 at General Electric as a member of the Corporate Audit Staff, with assignments in Asia, Europe and North America. In 2003, he joined the Fiat Group, and in 2004, he appointed Sergio Marchionne as its CEO, and together, they led the successful turnaround of the business. The company would later merge with Chrysler to form FCA and then with PSA in 2021 to create Stellantis. In 2009, Mr. Elkann established Exor with the purpose of "building great companies." Its portfolio is principally made up of companies in which it is the largest or reference shareholder, such as Ferrari, Stellantis, CNH, Philips, Christian Louboutin, Juventus Football Club and The Economist Group among others. In 2023, Mr. Elkann founded Lingotto, an investment management company committed to long-term and principal investing, wholly owned by Exor. He has also been investing in both early- and late-stage ventures globally and launched the Italian Tech Week, now one of Europe's most important tech conferences. Among his family's philanthropic activities, Mr. Elkann is Chair of the Agnelli Foundation, a non-profit, independent social sciences research institute with a focus on education. He is also a board member of MoMA. Born in New York in 1976, Mr. Elkann obtained a scientific baccalauréat from Lycée Victor Duruy in Paris, France, and graduated from Politecnico di Torino, the Engineering School of Turin, Italy.

Charlie Songhurst is a technology investor who currently invests in more than 500 startups globally. He has extensive experience across enterprise SaaS, AI and deep tech. He previously served as General Manager and Head of Global Corporate Strategy at Microsoft, focused on partnerships and M&A. As part of this role, he led the Yahoo and Skype acquisitions. Before running Corporate Strategy, Charlie focused on the emergence of Google and the growth of the search industry. Charlie received a Bachelor's degree in Politics, Philosophy and Economics at Oxford University.

Meta's current board members are: Mark Zuckerberg; Peggy Alford, former Executive Vice President, Global Sales, PayPal Holdings, Inc.; Marc L. Andreessen, Andreessen Horowitz; John Arnold, Co-Founder, Arnold Ventures; John Elkann, CEO of Exor; Drew Houston, Co-Founder and CEO, Dropbox, Inc.; Nancy Killefer, Retired Senior Partner, McKinsey & Company; Robert M. Kimmitt, Meta's Lead Independent Director and Senior International Counsel at WilmerHale LLP; Charlie Songhurst; Hock E. Tan, President and CEO, Broadcom Inc.; Tracey T. Travis, Executive Vice President, Senior Adviser to the CEO, The Estée Lauder Companies, Inc.; Dana White, President and CEO, Ultimate Fighting Championship; and Tony Xu, Co-Founder and CEO, DoorDash, Inc.

About Meta

Meta is building the future of human connection and the technology that makes it possible. When Facebook launched in 2004, it changed the way people connect. Apps like Messenger, Instagram and WhatsApp further empowered billions around the world. Now, Meta is moving beyond 2D screens toward immersive experiences like augmented and virtual reality to help build the next evolution in social technology.

Contacts

Investors:
Kenneth Dorell
investor@meta.com / investor.fb.com

Press:
Ashley Zandy
press@meta.com / about.fb.com/news/